PRESS RELEASE
For Immediate Release

Berry Corporation Releases Select Preliminary 2023 Results and Schedules Fourth Quarter and Full Year 2023 Earnings Release and Conference Call for March 6

DALLAS, TX – January 18, 2024 (GLOBE NEWSWIRE) – Berry Corporation (NASDAQ: BRY) (“Berry”, or the “Company”) today announced select preliminary full year 2023 production and year-end proved reserves data. The Company also reported that it completed a small scale, all cash bolt-on acquisition at year-end 2023 in line with corporate strategy, while reducing revolver debt in the fourth quarter 2023. The Company also scheduled its fourth quarter and full year 2023 financial results release and call; details are included below.
The Company currently estimates that total production for the full year 2023 will be approximately 25,300 barrels of oil equivalent per day (boe/d), with about 93% of the production being oil. The total production estimate is at the high end of the Company’s guidance reported in September 2023 and represents an increase of around 200 boe/d compared to the guidance midpoint. The increase was largely related to improved performance of base production.
Proved reserves estimates were approximately 103 million barrels of oil equivalent at December 31, 2023, based on a third-party reserve report and SEC pricing of $77.30 per barrel for crude oil and $3.725 per thousand cubic feet for natural gas. In 2023, Berry achieved a California reserve replacement ratio of approximately 176%, primarily from field extensions and acquisitions which more than offset the impact of 2023 Company-wide production and lower pricing. The Company maintains a large inventory portfolio with a proved reserves to production (R/P) ratio of approximately 11 years.
Following the successful acquisition of Macpherson Energy Corporation (the “Macpherson Acquisition”) in September 2023, Berry continued to execute its strategy of acquiring producing bolt-ons and closed on the acquisition of a small, highly synergistic additional working interest in Kern County, California in December 2023. Using strong cash flows from production, Berry also reduced the debt outstanding under its revolver by approximately $25 million in the fourth quarter of 2023, which includes the impact of the bolt-on acquisition and had total debt at the end of the year of $428 million compared to $454 million at the end of the third quarter of 2023.
Berry's CEO, Fernando Araujo, said, “In 2023, Berry maintained steady production by effectively developing and managing its reservoirs, which we did with less capital than originally planned, and through strategic acquisitions. As a result, we expect to deliver 2023 production at the high end of our guidance, which we increased in September in connection with the Macpherson Acquisition, while maintaining a solid balance sheet. Looking to 2024, we will keep working to sustain our production levels through continuous development activity and add free cash flow generating acquisitions that add to our western US portfolio. These activities are consistent with our strategy to enhance free cash flows and optimize our dynamic shareholder return model, while generating shareholder value sustainably.”

Earnings Call Information
The Company has scheduled the release of its fourth quarter and full year 2023 financial results for Wednesday, March 6, 2024, before the open of U.S. financial markets and will host a conference call later that morning to discuss these results, with details listed below.
Call Date:    Wednesday, March 6, 2024
Call Time:    11:00 a.m. Eastern Time / 10:00 a.m. Central Time / 8:00 a.m. Pacific Time

Join the live listen-only audio webcast at https://edge.media-server.com/mmc/p/7kymzcmg or at https://bry.com/category/events. Accompanying slides will also be available at the time of the call at www.bry.com.
If you would like to ask a question on the live call, please preregister at any time using the following link:
https://register.vevent.com/register/BI4cf49100fcd44636a09625e75442bc53.
Once registered, you will receive the dial-in numbers and a unique PIN number. You may then dial-in or have a call back. When you dial in, you will input your PIN and be placed into the call. If you register and forget your PIN or lose your registration confirmation email, you may simply re-register and receive a new PIN.
A web based audio replay will be available shortly after the broadcast and will be archived at https://ir.bry.com/reports-resources as well as https://edge.media-server.com/mmc/p/7kymzcmg or https://bry.com/category/events.
About Berry
Berry is a publicly traded (NASDAQ:BRY) western United States independent upstream energy company with a focus on onshore, low geologic risk, long-lived, conventional oil and gas reserves. We also have well servicing and abandonment capabilities in California. More information can be found at the Company’s website at www.bry.com.
Forward Looking Statements
The information in this press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address plans, activities, events, objectives, goals, strategies, or developments that the Company expects, believes or anticipates will or may occur in the future, such as those regarding our financial position; liquidity; cash flows (including, but not limited to, Adjusted Free Cash Flow); financial and operating results; capital program and development and production plans; operations and business strategy; potential acquisition and other strategic opportunities; reserves; capital expenditures; anticipated increases to free cash flow and shareholder returns; and other guidance are forward-looking statements. The forward-looking statements in this press release are based upon various assumptions, many of which are based, in turn, upon further assumptions. Although we believe that these assumptions were reasonable when made, these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control. Therefore, such forward-looking statements involve significant risks and uncertainties that could materially affect our expected financial position, financial and operating results, liquidity, cash flows (including, but not limited to, Adjusted Free Cash Flow) and business prospects.
Berry cautions you that these forward-looking statements are subject to all of the risks and uncertainties incident to acquisition transactions and the exploration for and development, production, gathering and sale of natural gas, NGLs and oil most of which are difficult to predict and many of which are beyond Berry’s control. These risks include, but are not limited to, commodity price volatility; legislative and regulatory actions that may prevent, delay or otherwise restrict our ability to drill and develop our assets, including with respect to existing and/or new requirements in the regulatory approval and permitting process; legislative and regulatory initiatives in California or our other areas of operation addressing climate change or other environmental concerns; investment in and development of competing or alternative energy sources; drilling, production and other operating risks; effects of competition; uncertainties inherent in estimating natural gas and oil reserves and in projecting future rates of production; our ability to replace our reserves through exploration and development activities or strategic transactions; cash flow and access to capital; the timing and funding of development expenditures; environmental, health and safety risks; effects of hedging arrangements; potential shut-ins of production due to lack of downstream demand or storage capacity; disruptions to, capacity constraints in, or other limitations on the third-party transportation and market takeaway infrastructure (including pipeline systems) that deliver our oil and natural gas and other processing and transportation considerations; the ability to effectively deploy our ESG strategy and risks associated with initiating new projects or business in connection therewith; our ability to successfully integrate the acquired assets into our operations; potential failure to identify risks or liabilities related to acquisitions; our inability to achieve anticipated synergies of acquisitions; our ability to successfully execute other strategic bolt-on acquisitions; overall domestic and global political and economic conditions; inflation levels, including increased interest rates and volatility in financial markets and banking; changes in tax laws and the other risks described under the heading “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and subsequent filings with the SEC.
You can typically identify forward-looking statements by words such as aim, anticipate, achievable, believe, budget, continue, could, effort, estimate, expect, forecast, goal, guidance, intend, likely, may, might, objective, outlook, plan, potential, predict, project, seek, should, target, will or would and other similar words that reflect the prospective nature of events or outcomes.
Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no responsibility to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise except as required by applicable law. Investors are urged to consider carefully the disclosure in our filings with the Securities and Exchange Commission, available from us at via our website or via the Investor Relations contact below, or from the SEC’s website at www.sec.gov.
Contact
Contact: Berry Corporation
Todd Crabtree - Director, Investor Relations
(661) 616-3811
ir@bry.com

NON-GAAP AND OTHER FINANCIAL MEASURES AND SELECTED PRODUCTION INFORMATION
The following table presents our estimated reserves changes and production for 2023:

	Total Company	California
	(estimated and unaudited) (in mmboe)
Extensions and discoveries	5	5
Revisions of previous estimates	(12)	(1)
Purchases of minerals	9	9
Sales of minerals	—	—
Total reserves changes	2	13

Production	9	7
Reserve replacement ratio	19%	176%
Proved reserves to production (R/P) ratio	11 years	12 years

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